Exhibit 4.2

Adopted June 20, 2024

RULES RELATING TO THE

Tuya Inc.

塗鴉智能*

2024 SHARE SCHEME

* For identification purpose only

1.DEFINITIONS AND INTERPRETATION

1.1	In these Scheme Rules, unless the context otherwise requires, each of the following words and expressions shall have the meaning respectively shown opposite to it:

“Actual Selling Price”

an amount that is equal to the actual price at which the Award Shares are sold (net of brokerage, Stock Exchange trading fee, SFC transaction levy, AFRC transaction levy and any other applicable costs) on vesting of an Award pursuant to the Scheme or in the case of a vesting when there is an event of change in control or privatisation of the Company pursuant to Rule 14.1, the consideration receivable under the related scheme or offer;

“Adoption Date”	June 20, 2024, being the date on which the Scheme is approved by a resolution of the Company at its general meeting;
“ADS(s)”	American Depositary Shares, each representing and underlying one (1) Class A Ordinary Share (as amended from time to time);
“AFRC”	the Accounting and Financial Reporting Council;
“Articles”

the ninth amended and restated articles of association of the Company adopted by a special resolution of the Company on November 1, 2022 and effective on November 1, 2022, as may be amended and/or restated from time to time;

“associate”	shall have the meaning as set out in the Listing Rules;
“Auditors”	the auditors for the time being of the Company;
“Award”

an Option or an award granted by the Board (or the Scheme Administrator) to a Selected Participant pursuant to the Scheme, which may vest in the form of Award Shares and/or the Actual Selling Price of the Award Shares in cash, as the Board (or the Scheme Administrator) may determine in accordance with the terms of the Scheme Rules;

“Award Letter”	shall have the meaning as set out in Rule 8.1;
“Award Period”	the period of ten years commencing on the date on which the condition set out in Rule 3.1 is fulfilled;
“Award Shares”

collectively, (i) the Class A Ordinary Shares and/or (ii) ADSs in an amount equivalent to the number of Class A Ordinary Shares which otherwise would be distributed in lieu of Class A Ordinary Shares in settlement of any Award, in each case, as (i) issued to a Selected Participant, or (ii) transferred to a Selected Participant by the Company (through any transfer out of treasury), or (iii) transferred to, or held on trust for, a Selected Participant by the Trustee pursuant to the exercise of an Award;

“Board”	the board of directors of the Company, from time to time;
“board lot”	the standardised number of Class A Ordinary Shares as a trading unit from time to time as published on the website of the Stock Exchange;
“Business Day”	any day on which the Stock Exchange is open for the business of dealing in securities;
“Chairman”	the chairman of the Board of the Company, from time to time;
“change in ADS ratio”	a change in the ratio of ADS(s) representing Class A Ordinary Share(s);
“Class A Ordinary Shares”

class A ordinary shares in the share capital of the Company with a par value of US$0.00005 each, conferring the holder of a Class A Ordinary Share one (1) vote per share on any resolution tabled at the Company’s general meeting (save for any treasury shares, the holders of which have no voting rights at the general meeting(s) of the Company);

“Class B Ordinary Shares”

class B ordinary shares in the share capital of the Company with a par value of US$0.00005 each, conferring weighted voting rights in the Company such that the holder of a Class B Ordinary Share shall be entitled to ten (10) votes per share on any resolution tabled at the Company’s general meeting, save for resolutions with respect to any Reserved Matters, in which case they shall be entitled to one vote per share;

“Company”	Tuya Inc. (塗鴉智能*), an exempted company with limited liability incorporated in the Cayman Islands on August 28, 2014;
“connected person”	shall have the meaning as set out in the Listing Rules;
“Disability”

permanent and total disability, determined by the Board or the Scheme Administrator in accordance with non- discriminatory standards as adopted by the Board or the Scheme Administrator from time to time;

“Eligible Person”

an Employee Participant or a Service Provider, whom the Board or the Scheme Administrator considers, in their sole discretion, to have contributed or will contribute to the Group; however, no individual who is resident in a place where the grant, acceptance or vesting of an Award pursuant to the Scheme is not permitted under the laws or regulations of such place (or a place where, in the view of the Board or the Scheme Administrator, compliance with applicable laws or regulations in such place makes it necessary or expedient to exclude such individual) shall be entitled to participate in the Scheme and such individual shall therefore be excluded from the term “Eligible Person” for purposes of the Scheme;

“Employee Participant”

any person who is (i) an employee (whether full-time or part-time employee) or (ii) a director (including any executive director, non-executive director or independent non-executive director) of any member of the Group, including persons who are granted Awards under the Scheme as an inducement to enter into employment contract with any member of the Group, and for the avoidance of doubt, a Selected Participant shall not cease to be an employee in the case of (a) any leave of absence approved by the relevant member of the Group; or (b) a transfer of employment amongst the members of the Group, and provided further that a person shall, for the avoidance of doubt, cease to be an employee with effect from (and including) the date of termination of his/her employment;

“Exchange Act”

the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto;

“Exercise Price”	the price per Award Share at which a Selected Participant may subscribe for upon the exercise of an Option as described in Rule 8.3;
“Grant Date”	the date on which the grant of an Award is made to a Selected Participant, being the date of an Award Letter in respect of such Award;
“Group”	the Company, its Subsidiaries and consolidated affiliated entities from time to time, and the expression member of the Group shall be construed accordingly;
“HK$”	Hong Kong dollars, the lawful currency of Hong Kong;
“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China;
“Individual Limit”	shall have the meaning as set out in Rule 15.4;
“Listing”	the listing of the Class A Ordinary Shares on the Stock Exchange;
“Listing Rules”	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;
“on-market”

the acquisition of Class A Ordinary Shares through one or more transactions through the facilities of the Stock Exchange in accordance with the Listing Rules and any other applicable laws and regulations;

“Option”

a right to subscribe for such number of Award Shares during the Option Period at the Exercise Price as the Board (or the Scheme Administrator) may determine in accordance with the terms of the Scheme Rules;

“Option Period”	the period within which a Selected Participant may exercise an Option, to be determined and notified by the Board (or the Scheme Administrator) to a Selected Participant;
“Related Income”

all cash income derived from the vested Award Shares (i.e., cash dividends or other distributions declared and paid on the Award Shares) excluding any interest earned on such cash income and held on trust for the benefit of the Selected Participant, notwithstanding whether such vested Award Shares have been transferred to the Selected Participant;

“Reserved Matters”

those matters resolutions with respect to which each Share is entitled to one vote at general meetings of the Company pursuant to the Listing Rules and the Articles, being: (i) any amendment to the memorandum of association of the Company or Articles, (ii) the variation of the rights attached to any class of Shares, (iii) the appointment, election or removal of any independent non-executive director of the Company, (iv) the appointment or removal of the Company’s auditors, and (v) the voluntary liquidation or winding-up of the Company

“Returned Shares”	such Award Shares that are not vested and are forfeited in accordance with the terms of the Scheme, or such Class A Ordinary Shares (or ADSs) being deemed to be Returned Shares under the Scheme Rules;
“Scheme”	the 2024 share scheme adopted by the Company in accordance with these Scheme Rules, as amended from time to time;
“Scheme Administrator”	the committee of the Board or person(s) to which the Board has delegated its authority (as applicable) to administer the Scheme in accordance with Rule 5;
“Scheme Limit”	shall have the meaning set out in Rule 15.1, as increased, refreshed or renewed from time to time in accordance with the Scheme Rules;
“Scheme Rules (or Rule)”	the rules set out herein relating to the Scheme as amended from time to time;
“Selected Participant”	any Eligible Person approved for participation in the Scheme and who has been granted any Award pursuant to Rule 6.1;
“Service Providers Limit”	shall have the meaning as set out in Rule 15.1;

“Service Provider”

any person or corporate entity (other than an employee or a director of any member of the Group) who provides services to the Group on a continuing or recurring basis in its ordinary and usual course of business which are in the interests of the long-term development of the Group. Service Provider may include persons who work for the Group as independent contractors where the continuity and frequency of their services are akin to those of employees (but excluding any placing agents or financial advisers providing advisory services for fundraising, mergers or acquisitions and any professional service providers who provide assurance or who are required to perform their services with impartiality and objectivity);

“SFC”	the Securities and Futures Commission of Hong Kong;
“SFO”	the Securities and Futures Ordinance (Chapter 571 of the laws of Hong Kong);
“Shareholders”	the shareholders of the Company;
“Shares”	collectively, the Class A Ordinary Shares and Class B Ordinary Shares, as the context so requires;
“Stock Exchange”	The Stock Exchange of Hong Kong Limited;
“Subsidiary” or “Subsidiaries”	any subsidiary (as the term is defined in the Listing Rules) of the Company;
“Substantial shareholder(s)”	shall have the meaning as set out in the Listing Rules;
“Taxes”	shall have the meaning as set out in Rule 10.12;
“treasury shares”	shall have the meaning as set out in the Listing Rules;
“Trust”	a trust or other similar arrangement established for purposes of implementing and/or administering the Scheme;
“Trust Deed”

the deed constituting and/or governing a Trust or such other governing or custodian arrangements or documents entered into between the Company and a Trustee (as may be restated, supplemented and amended from time to time);

“Trustee”	any trustee or third party appointed by the Company for purposes of administering and/or holding Class A Ordinary Shares and/or ADSs under a Trust; and
“Vesting Date”

the date or dates, as determined from time to time by the Board (or the Scheme Administrator) pursuant to Rule 10.1, on which the Award (or part thereof) is to vest in the relevant Selected Participant following which the Selected Participant may exercise the Award, unless a different Vesting Date is deemed to occur in accordance with the terms of the Scheme.

1.2	In these Scheme Rules, except where the context otherwise requires:
(i)	references to Rules are to rules of the Scheme Rules;
(ii)	references to times of the day are to Hong Kong time;
(iii)	if a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day;
(iv)	a reference to “dollars” or to “$” shall be construed as a reference to the lawful currency for the time being of Hong Kong;
(v)

a reference, express or implied, to statutes, statutory provisions or the Listing Rules shall be construed as references to those statutes, provisions or rules as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes, provisions or rules of which are re-enacted (whether with or without modification) and shall include any orders, regulations, instruments, subsidiary legislation, other subordinate legislation or practice notes under the relevant statute, provision or rule;

(vi)

unless otherwise indicated, the Board can make determinations in its absolute discretion and if the Board delegates its authority to administer the Scheme to a committee of the Board or other person(s), the committee of the Board or such other person(s) shall enjoy the same absolute discretion;

(vii)	a reference to “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”;
(viii)	words importing the singular include the plural and vice versa, and words importing a gender include every gender;
(ix)	headings are included in the Scheme Rules for convenience only and do not affect its interpretation; and
(x)	references to any statutory body shall include the successor thereof and anybody established to replace or assume the functions of the same.

2.PURPOSES OF THE SCHEME

2.1	The purposes of the Scheme are:
(i)

to align the interests of Eligible Persons with those of the Group through ownership of Award Shares, dividends and other distributions paid on Award Shares and/or the increase in value of the Award Shares; and

(ii)	to encourage and retain Eligible Persons to make contributions to the long-term development and profits of the Group.

3.CONDITION

3.1

The Scheme shall take effect upon the passing of a resolution by the Shareholders to approve the adoption of the Scheme and to authorise the Board (or the Scheme Administrator) to grant Awards under the Scheme and to allot and issue, procure the transfer of and otherwise deal with the Award Shares in connection with the Scheme.

4.DURATION

4.1

Subject to Rule 19, the Scheme shall be valid and effective for the Award Period (after which no further Awards will be granted under the Scheme), and thereafter for so long as there are any unvested Award granted hereunder prior to the expiration of the Scheme, in order to give effect to the vesting of such Award or otherwise as may be required in accordance with the provisions of the Scheme Rules. For the avoidance of doubt, Options granted during the life of the Scheme shall continue to be valid and exercisable in accordance with their terms of grant within the Option Period and that the provisions of the Scheme shall remain in full force and effect to the extent necessary to give effect to the exercise of Options granted prior to the expiration of the Scheme.

5.ADMINISTRATION

5.1

The Scheme shall be subject to the administration of the Board or the Scheme Administrator in accordance with the Scheme Rules and, where applicable, the Trust Deed. A decision of the Board or the Scheme Administrator shall be final and binding on all persons affected thereby.

5.2

The authority to administer the Scheme may be delegated by the Board to the Scheme Administrator at the sole discretion of the Board, provided that nothing in this Rule 5.2 shall prejudice the Board’s power to revoke such delegation at any time or derogate from the discretion rested with the Board as contemplated in Rule 5.1.

5.3

Without prejudice to the Board’s general power of administration, the Board or the Scheme Administrator may from time to time appoint one or more administrators, who may be independent third-party contractors, to assist in the administration of the Scheme, to whom they, at their sole discretion, may delegate such functions relating to the administration of the Scheme as they may think fit. The duration of office, terms of reference and remuneration (if any) of such administrator(s) shall be determined by the Board or the Scheme Administrator at their sole discretion from time to time.

5.4

Without prejudice to the Board’s general power of administration, to the extent not prohibited by applicable laws and regulations, the Board (or the Scheme Administrator) may also from time to time establish a Trust, approve the terms of any Trust Deed and appoint one or more Trustees in respect of granting, administration and/or vesting of any Award Shares. The administration and operation of the Trust shall be governed by the Trust Deed. Unless otherwise agreed between the Company and the Trustee, the Board (or the Scheme Administrator) shall act on behalf of the Company to give instructions to and direct the Trustee.

5.5	Subject to the Scheme Rules, the Listing Rules and any applicable laws and regulations, the Board and the Scheme Administrator shall have the power in its discretion from time to time to:
(i)	construe and interpret the Scheme Rules and the terms of the Awards granted under the Scheme;
(ii)

make or vary such arrangements, guidelines, procedures and/or regulations for the administration, interpretation, implementation and operation of the Scheme, provided that they are not inconsistent with the Scheme Rules;

(iii)	grant Awards to those Eligible Persons whom it shall select from time to time and determine the type(s) of Awards to be granted to Eligible Persons;
(iv)	determine the number of Awards to be granted and the number and form of Award Shares to which an Award will relate;

(v)	determine the terms and conditions of the Awards and make any such appropriate adjustments to the terms of the Awards granted as it deems necessary or appropriate;
(vi)

determine whether and to what extent, and circumstances pursuant to which an Award may be settled in, or the exercise price of an Award may be paid in, cash, Award Shares, other Awards or other property, or an Award may be cancelled, forfeited and/or surrendered;

(vii)	determine an Eligible Person’s contribution to and/or business relationship with any member of the Group;

(viii)establish and administer performance targets in respect of the Scheme;

(ix)	approve the form of an Award Letter (which does not need to be identical for every Selected Participant);
(x)	establish a Trust, appoint a Trustee, approve the terms of any Trust Deed and make such other arrangements for the implementation and administration of the Scheme as the Board shall see fit;
(xi)

decide any other matters that need to be determined in connection with an Award and make any other determination and take any other actions as it deems necessary or desirable for the administration of the Scheme; and

(xii)	take such other steps or actions to give effect to the terms and intent of the Scheme Rules and/or the Awards.
5.6

None of the directors of the Company or any person(s) to whom the Board has delegated its authority shall be personally liable by reason of any contract or other instrument executed by him/her, or on his/her behalf or for any mistake of judgment made in good faith, for the purposes of the Scheme.

6.OPERATION OF THE SCHEME / ELIGIBLE PERSONS

6.1

The Board (or the Scheme Administrator) may, from time to time, select any Eligible Person to be a Selected Participant and, subject to Rule 6.4, grant an Award to such Selected Participant during the Award Period. The nature, amount, terms and conditions of any such Award so granted shall be determined by the Board (or the Scheme Administrator) in its sole and absolute discretion, subject to these Scheme Rules. Where Award Shares underlying an Award are not to be satisfied by way of (i) issue and allotment of, or transfer of (in the case of any treasury shares) Class A Ordinary Shares or equivalent ADSs by the Company or (ii) distribution of ADSs in an amount equivalent to the number of Class A Ordinary Shares which otherwise would be distributed in settlement of any award, to the extent permissible under Chapter 17 of the Listing Rules and other applicable laws, rules and regulations, the Board (or the Scheme Administrator) may at its discretion make a determination to waive, modify and/or vary the application of any terms of the Scheme Rules to the Award and/or the relevant Selected Participant(s) as it may deem appropriate.

6.2

In determining the Selected Participants, the Board (or the Scheme Administrator) may take into consideration matters including (but not limited to) the present and potential contribution of the relevant Selected Participant to the Group.

6.3

In assessing a Service Provider’s eligibility as Selected Participant, the Board (including the independent non-executive director of the Company) may also take into account a range of factors, including among others:

(i)	the scale of their business dealings with the Group (in terms of fees payable to them, where applicable);
(ii)	the length of business relationships between them and the Group;
(iii)	the performance of the relevant person or entity as a Service Provider, including the quality of their services previously provided to the Group;
(iv)

their contributions to the profits and/or business development of the Group and potential contributions to be made to the Group in light of their experience, qualifications, know-how and/or network, market conditions of the services that they provide to the Group;

(v)	the scarcity of their services which may therefore justify compensation in the long run;
(vi)

the possibility of developing a long term business relationship with such person as a Service Provider, to secure the supply of quality services for the Group, which may avoid replacement cost and reduce transaction cost in the long run;

(vii)	the positive impact they have brought to the Group’s business development; and
(viii)	such other factors as the Board (including the independent non-executive director of the Company) may at its discretion considers appropriate,

and in assessing whether the Service Provider provides services to the Group on a continuing and recurring basis, the Board (including the independent non-executive director of the Company) may take into consideration the length and type of services provided and the recurrences and regularity of such services, and benchmark such metrics against the performance of the employees, officers and directors of the Group to whom the Group provides equity incentives, while also taking into account the purposes of the Scheme and the objectives in engaging the Service Provider.

6.4	Notwithstanding the provision in Rule 6.1, no grant of any Awards or Award Shares to or for the benefit of any Selected Participant may be made:
(i)

in any circumstances where the requisite approval from any applicable regulatory authorities has not been granted, provided that to the extent permissible under applicable laws, rules and regulations, an Award may be made conditional upon such approval being obtained;

(ii)	in any circumstances that any member of the Group will be required under applicable laws, rules or regulations to issue a prospectus or other offer documents in respect of such grant or the Scheme;
(iii)	where such grant would result in a breach by any member of the Group or its directors of any applicable laws, rules or regulations in any jurisdiction;
(iv)

(save where relevant waiver(s) from the Stock Exchange and/or the required approval of the Shareholders have been obtained) where such grant of Award would result in a breach of the Scheme Limit or the Individual Limit and/or the Service Providers Limit as set out in Rule 15, or the minimum public float requirement as required under the Listing Rules (or the minimum percentage of public float as prescribed by the Stock Exchange), or would otherwise cause the Company to issue or transfer (in the case of any treasury shares) Award Shares in excess of the permitted amount in the mandate approved by the Shareholders; and/or

(v)

where an Award is to or for the benefit of a connected person and will require specific approval of the Shareholders under the Listing Rules, until such Shareholders’ approval is obtained, provided that to the extent permissible under applicable laws, rules and regulations, an Award may be made conditional upon such Shareholders’ approval being obtained, and any such grant so made (or made without the necessary conditions as contemplated above) shall be null and void to the extent (and only to the extent) that it falls within any of the circumstances described above.

7.TIMING OF AWARDS

7.1	No Awards shall be granted to a Selected Participant and no directions or recommendation shall be given to the Trustee with respect to a grant of an Award under the Scheme:
(i)	where the Company has come to knowledge of any inside information (as defined in the SFO), until (and including) the trading day after the Company has announced the information;
(ii)

in circumstances prohibited by the Listing Rules or where dealings by the Selected Participant will be prohibited under any code or requirement of the Listing Rules or any applicable laws, rules or regulations;

(iii)	during the period commencing 30 days immediately before the earlier of:
(a)

the date of the Board meeting (as such date is first notified to the Stock Exchange under the Listing Rules) for approving the results of the Company for any year, half-year, quarterly or any other interim period (whether or not required under the Listing Rules); and

(b)	the deadline for the Company to announce its results for any year or half-year under the Listing Rules, or quarterly or any other interim period (whether or not required under the Listing Rules),

and ending on the date of the results announcement, provided that such period will also cover any period of delay in the publication of any results announcement.

7.2

In addition to the restrictions set out in Rule 7.1, no Awards shall be granted to any director of the Company (and no directions or recommendation shall be given to the Trustee with respect to a grant of an Award to any director of the Company) under the Scheme on any day on which the financial results of the Company are published and:

(i)

during the period of 60 days immediately preceding the publication date of the annual results or, if shorter, the period from the end of the relevant financial year up to the publication date of the results; and

(ii)

during the period of 30 days immediately preceding the publication date of the quarterly results (if any) and the half-year results or, if shorter, the period from the end of the relevant quarterly or half-year period up to the publication date of the results, unless the circumstances are exceptional (for example, where a pressing financial commitment has to be met) and otherwise in accordance with the Listing Rules.

7.3	In respect of the administration and implementation of the Scheme, the Company shall comply with all applicable disclosure regulations including those imposed by the Listing Rules.

8.AWARD LETTER AND NOTIFICATION OF GRANT

8.1

The Company shall, in respect of each Award, on the Grant Date issue a letter to each Selected Participant in such form as the Board (or the Scheme Administrator) may from time to time determine, which may specify the number of Award Shares in respect of which the Award relates, any vesting criteria and conditions, the Vesting Date(s) for the Award, the date by which the grant must be accepted and such other details as the Board (or the Scheme Administrator) may consider necessary, and requiring the Selected Participant to undertake to be bound by the terms and provisions of the Scheme Rules (an “Award Letter”).

8.2

The Board (or the Scheme Administrator) may determine the amount payable (if any) on an application or acceptance of an Award and the period(s) within which any such payments must be made. Subject to applicable laws and regulations, the consideration to be paid (if any) for the Class A Ordinary Shares and/or ADSs underlying the Awards, including the method of payment, shall also be determined by the Board (or the Scheme Administrator) as it deems appropriate.

8.3	In respect of Awards to be granted in the form of Options, the Board (or the Scheme Administrator) shall determine and notify the Selected Participant in the Award Letter:
(i)

the Exercise Price in respect of such Options, provided that such Exercise Price must be at least the higher of (a) the per-share closing price of the ADSs on the New York Stock Exchange on the Grant Date, which must be a New York Stock Exchange trading day; (b) the average per-share closing price of the ADSs on the New York Stock Exchange for the five New York Stock Exchange trading days immediately preceding the Grant Date; and (c) the nominal value of a Class A Ordinary Share, provided that in the event of fractional prices, the Exercise Price per Class A Ordinary Share shall be rounded upwards to the nearest whole cent; and

(ii)

the Option Period for such Options, provided that the Option Period shall in any event be not longer than 10 years from the Grant Date. An Option shall lapse automatically and shall not be exercisable (to the extent not already exercised) on the expiry of the tenth anniversary from the Grant Date.

8.4

In the event that the Exercise Price is denominated in Hong Kong dollars, the Exercise Price referred to in Rule 8.3(i) must be at least the higher of (a) the per-share closing price of the Class A Ordinary Shares as stated in the Stock Exchange’s daily quotation sheet on the Grant Date, which must be a Business Day; (b) the average per-share closing price of the Class A Ordinary Shares as stated in the Stock Exchange’s daily quotation sheet for the five Business Days immediately preceding the Grant Date; and (c) the nominal value of a Class A Ordinary Share, provided that in the event of fractional prices, the Exercise Price per Class A Ordinary Share shall be rounded upwards to the nearest whole cent.

8.5	Save as otherwise set out in the Award Letter:
(i)

a Selected Participant shall have 20 Business Days from the Grant Date or such other period as otherwise determined by the Company to accept the Award. A Selected Participant may accept an Award by giving a written notice of acceptance to the Company, together with remittance in favor of the Company of the consideration payable (if any) upon the grant of the Award;

(ii)	an Award may be accepted in respect of the number of Class A Ordinary Shares and/or ADSs underlying the Award offered in the Award Letter; and
(iii)

to the extent that the offer of an Award is not accepted within the time and in the manner as set out in this Rule, the Award will be deemed to have been declined and shall lapse, unless the Board in its sole and absolute discretion determines otherwise.

9.ISSUE OR TRANSFER OF AWARD SHARES TO TRUSTEE AND ACQUISITION THEREOF BY TRUSTEE

9.1

Where a Trust has been established, subject to Rule 9.4 (and to the extent not prohibited by applicable laws and regulations), the Company may (a) issue and allot, or transfer (in the case of any treasury shares), Class A Ordinary Shares and/or ADSs to a Trustee; and/or (b) instruct the Trustee to acquire Class A Ordinary Shares and/or ADSs through on-market transactions at prevailing market prices from funds provided by the Company, in either case for purposes of satisfying the Awards upon their vesting or exercise.

9.2

Subject to applicable laws and regulations, the Company may instruct the Trustee whether or not to apply any Returned Shares to satisfy any grant of Awards made, and, if the Returned Shares (as specified by the Company) are not sufficient to satisfy the Awards granted, the Company may, subject to Rule 9.4 (and to the extent not prohibited by applicable laws and regulations), for purposes of satisfying the Awards granted, issue and allot, or transfer (in the case of any treasury shares), further Class A Ordinary Shares and/or ADSs to the Trustee and/or transfer to the Trust the necessary funds and instruct the Trustee to acquire further Class A Ordinary Shares and/or ADSs through on-market transactions at prevailing market prices.

9.3

The Trustee shall hold the Award Shares, such dividends payable to a Selected Participant and Related Income (if any) on trust for the Selected Participant until the transfer of the Award Shares to the Selected Participant or the sale of the Award Shares for the benefit of Selected Participant in accordance with Rule 10. The Trustee shall not exercise any voting rights in respect of any unvested Award Shares held by it on matters that require Shareholders’ approval under the Listing Rules, unless otherwise required by law to vote in accordance with the beneficial owner’s direction and such direction is given.

9.4

Notwithstanding the foregoing provisions, the Company shall not issue or allot, or transfer (in the case of any treasury shares), Class A Ordinary Shares and/or ADSs nor instruct the Trustee to acquire Class A Ordinary Shares and/or ADSs through on-market transactions, where such action (as applicable) is prohibited under the Listing Rules, the SFO or other applicable laws, rules or regulations from time to time. Where such a prohibition causes the prescribed timing imposed by the Scheme Rules or the Trust Deed to be missed, such prescribed timing shall be treated as extended until as soon as reasonably practicable after the first (1st) Business Day on which the prohibition no longer prevents the relevant action.

10.VESTING OF AWARD / PROCEDURES AFTER VESTING

10.1

The Board (or the Scheme Administrator) may from time to time while the Scheme is in force and subject to all applicable laws, rules and regulations, determine the applicable Vesting Dates and any other criteria and conditions for vesting of the Awards in its sole and absolute discretion. The vesting period in respect of any Award shall not be less than 12 months from the Grant Date, except that with respect to a Selected Participant who is an Employee Participant, a shorter vesting period may be permitted in circumstances set out below:

(i)	grants as “make whole” Awards to a new Employee Participant upon joining the Group to replace the share awards such Selected Participant forfeited when leaving his/her previous employer;
(ii)	grants to an Employee Participant whose employment is terminated due to death or Disability or occurrence of any out of control event;
(iii)	grants of Awards which are subject to the fulfilment of performance-based vesting conditions pursuant to Rule 10.2, in lieu of time-based vesting criteria;
(iv)

grants of Awards the timing of which is set due to administrative and/or compliance reasons unrelated to the performance of the Employee Participant, in which case the Vesting Date may be adjusted to take account of the time from which the Award would have been granted if not for such administrative and/or compliance reasons;

(v)	grants of Awards with a mixed vesting schedule such that the Awards may vest evenly over a period of 12 months; or
(vi)	grants of Awards with a total vesting and holding period of more than 12 months.
10.2

The Board (or the Scheme Administrator) may, in respect of each Award and subject to applicable laws and regulations, determine any performance targets or other criteria as condition(s) to the vesting of Awards. Such targets may comprise a mixture of performance criteria from both the corporate and the individual perspectives (such as the financial performance or achievement of milestones by a member of the Group and/or attainment of key performance indicators by the Selected Participant), having regard to the different roles and contributions of the Selected Participants and the purposes of the Scheme. Review and evaluation procedures should be put in place for an impartial assessment of such targets, provided that a determination of the Board (or the Scheme Administrator) as to whether such targets have been achieved or satisfied shall be conclusive and binding on all parties.

10.3

If any of the vesting conditions (including any performance targets as referred to in Rule 10.2) for the Awards are not satisfied on the relevant Vesting Date, the relevant Awards shall not be vested in the Selected Participant, unless the Board (or the Scheme Administrator) elects to postpone the Vesting Date of the relevant Awards for an appropriate period (the “Postponed Vesting Date”) in its sole and absolute discretion. If the vesting conditions of the postponed Awards are not satisfied at the Postponed Vesting Date and the Vesting Date is not further postponed, the relevant Awards shall automatically lapse.

10.4

Following the Vesting Date of a vested Award (other than an Option) or such other period as otherwise agreed between the Company and the Selected Participant, subject to Rule 16, the Company may satisfy the Award by either one (or a combination) of the following ways:

(i)	allot and issue, or transfer (in the case of any treasury shares), the relevant number of Award Shares to the Selected Participant;
(ii)	direct the Trustee to transfer the Award Shares to the Selected Participant;
(iii)	sell the relevant Award Shares on-market at prevailing market prices and remit the Actual Selling Price to the Selected Participant; or
(iv)	a combination thereof.

10.5Following the Vesting Date of a vested Option, subject to Rule 16, such Option may be exercised in whole or in part by the Selected Participant giving notice in writing or via electronic system to the Company, stating that the Option is thereby exercised and the number of Award Shares in respect of which the Option is exercised; provided, however, that an Option shall not be exercised for a fraction of an Award Share. Each such notice must be accompanied by payment of the full amount of the Exercise Price multiplied by the number of Award Shares in respect of which the notice is given to the Company. After the Company’s receipt of the notice and the related remittance, the Company may satisfy the Award by either one (or a combination) of the following ways:

(i)	allot and issue, or transfer (in the case of any treasury shares), to the Selected Participant the number of Award Shares in respect of which the Option has been exercised;
(ii)	direct the Trustee to transfer the Award Shares to the Selected Participant;
(iii)	sell the relevant Award Shares on-market at prevailing market prices and remit the Actual Selling Price to the Selected Participant; or
(iv)	a combination thereof.
10.6

Award Shares to be allotted and issued, or transferred (in the case of any treasury shares) for the Awards shall be subject to all the provisions of the Articles and are to rank pari passu with the fully paid Class A Ordinary Shares then in issue and accordingly will be entitled to dividends and other distributions paid or made on or after the date on which such Award Shares are registered on the Company’s register of members, other than any dividends or distributions previously declared or recommended or resolved to be paid or made if the record date therefor falls before the date on which such Award Shares are registered on the Company’s register of members.

10.7

In satisfying the issuance or transfer of Award Shares pursuant to Rule 10.4 and/or Rule 10.5, to the extent, at the determination of the Board (or the Scheme Administrator), it may not be practicable for a Selected Participant to receive Award Shares due to any legal and/or regulatory restrictions, the Board (or the Scheme Administrator) may arrange to sell on-market at prevailing market prices, such number of Award Shares so vested in the Selected Participant and pay the Actual Selling Price arising from such sale of Award Shares to the Selected Participant.

10.8

Where a Trust has been established or the purposes of administering the Scheme, the Board (or the Scheme Administrator) may at its discretion and in lieu of Rule 10.4 and/or Rule 10.5, direct the Trustee pursuant to the Trust Deed to hold the relevant number of Award Shares and Related Income on trust for a Selected Participant until such time as the Board (or the Scheme Administrator) directs the Trustee to:

(i)

transfer the relevant Award Shares to the Selected Participant or sell the relevant Award Shares on-market at prevailing market prices and remit the Actual Selling Price to the Selected Participant; and

(ii)

remit to the Selected Participant the Related Income (if any) which has accrued in respect of the relevant Award Shares from the relevant Vesting Date through to the date on which the Board (or the Scheme Administrator) gives a direction to the Trustee pursuant to this Rule.

10.9	Notwithstanding the foregoing provisions:
(i)

regardless of whether an Award has otherwise become exercisable, the Award may not be exercised if the Board (or the Scheme Administrator) determines that an exercise could violate any applicable laws, rules or regulations (including the Listing Rules) or any applicable policies of the Company; and

(ii)

Class A Ordinary Shares and/or ADSs shall not be issued, or transferred (in the case of any treasury shares), pursuant to an Award unless the exercise of such Award and the issuance and/or delivery of such Class A Ordinary Shares and/or ADSs pursuant thereto shall comply with all applicable laws, rules and regulations, and further subject to the advice of counsel for the Company with respect to such compliance.

10.10

Any stamp duty, levies, fees or other costs and expenses arising on the sale of the Award Shares due to the vesting or exercise of Awards and payment of the Actual Selling Price shall be borne by the Selected Participant and deducted from any amounts payable to the Selected Participant.

10.11

All costs and expenses in relation to all dealings with the Award Shares after vesting and transfer of the Award Shares to the Selected Participant (as the case may be) shall be borne by the Selected Participant and neither the Company nor the Trustee shall be liable for any such costs and expenses thereafter.

10.12

All taxes (including personal income taxes, professional taxes, salary taxes and similar taxes, as applicable), duties, social security contributions, impositions, charges and other levies arising out of or in connection with the Selected Participant’s participation in the Scheme or in relation to the Award Shares, Actual Selling Price, Related Income or cash amount of equivalent value of the Award Shares (the “Taxes”) received by a Selected Participant shall be borne by the Selected Participant and neither the Company nor the Trustee shall be liable for any Taxes, unless otherwise required by applicable law. Each Selected Participant by acceptance of any grant of Awards agrees to and shall indemnify the Trustee and all members of the Group and any designated third parties against any liability each of them may have to pay or account for such Taxes, including any withholding liability in connection with any Taxes. To give effect to this, the Trustee (or any designated third parties) or any member of the Group may, notwithstanding anything else in these Scheme Rules (but subject to applicable laws and regulations):

(i)

reduce or withhold the number of the Selected Participant’s Award Shares underlying the Award or the amount of the Related Income or Actual Selling Price (the number of Award Shares underlying the Award that may be reduced or withheld shall be limited to the number of Award Shares that have a fair market value on the date of withholding that, in the reasonable opinion of the Company is sufficient to cover any such liability);

(ii)

sell, on the Selected Participant’s behalf, such number of Class A Ordinary Shares and/or ADSs to which the Selected Participant becomes entitled under the Scheme and retain the proceeds and/or pay them to the relevant authorities or government agency;

(iii)

deduct or withhold, without notice to the Selected Participant, the amount of any such liability from any payment to the Selected Participant made under the Scheme or from any payments due from a member of the Group to the Selected Participant, including from the salary payable to the Selected Participant by any member of the Group; and/or

(iv)

require the Selected Participant to remit to any member of the Group or Trustee, in the form of cash or a certified bank cashier’s check, an amount sufficient to satisfy any Taxes or other amounts required by any governmental authority to be withheld and paid over to such authority by any member of the Group or Trustee on account of the Selected Participant or to otherwise make alternative arrangements satisfactory to the Company for the payment of such amounts.

The Trustee and the Company shall not be obliged to issue or transfer any Award Shares or pay the Actual Selling Price of such Award Shares or Related Income to a Selected Participant

unless and until the Selected Participant satisfies the Trustee and the Company that such Selected Participant’s obligations under this Rule 10 have been met.

11.LAPSE OR CANCELLATION OF AWARDS, CLAWBACK

11.1

Without prejudice to other circumstances where an Award shall lapse pursuant to the terms in an Award Letter as determined by the Board (or the Scheme Administrator) at its discretion, an Award shall lapse automatically (to the extent not already vested in the Selected Participant and, where relevant, exercised) on the earliest of:

(i)	the expiry of the applicable Option Period;
(ii)	the expiry of any of the periods for exercising an Option referred to in Rule 16 or other circumstances as set out in Rule 16;
(iii)

the date on which the Selected Participant commits a breach of any terms or conditions (if any) attached to the grant of the Award, unless otherwise resolved to the contrary by the Board or the Scheme Administrator;

(iv)	the non-satisfaction of any vesting conditions for the Awards as determined by the Board (or the Scheme Administrator) pursuant to Rule 10.2 and/or Rule 10.3;
(v)

the date on which there is an actual or purported breach of Rule 12.1 (with respect to the transferability of the Award) by the Selected Participant as determined by the Board or the Scheme Administrator; and

(vi)	the date on which the Board (or the Scheme Administrator) makes a determination that the Award shall lapse pursuant to Rule 11.3,

provided that a determination of the Board (or the Scheme Administrator) to the effect that the Award shall lapse and not be vested or exercisable on one or more of the grounds as specified above shall be conclusive and binding on the Selected Participant and that in each case above the Board (or the Scheme Administrator) in its absolute discretion may decide that such Award shall not so lapse or determine subject to such conditions or limitations as it may decide; and that any of such decision shall be conclusive and binding on the Selected Participant. The Company shall not owe any liability to any Selected Participant for the lapse of any Award under this Rule 11. Any Awards lapsed in accordance with the terms of the Scheme will not be regarded as utilized for the purpose of calculating the Scheme Limit or the Service Providers Limit set out in Rule 15.1.

11.2

Any Awards granted but not yet vested or exercised may be cancelled by the Board (or a the Scheme Administrator) in the event of any serious misconduct of the Selected Participant or in other specific circumstances as the Board (or the Scheme Administrator) deems appropriate. The Awards so cancelled will be regarded as utilized for the purpose of calculating the relevant Scheme Limit and the Service Providers Limit set out in Rule 15. Issuance of new Awards to the same Selected Participant whose Awards have been cancelled may only be made with Awards available under the Scheme Limit and in compliance with the Listing Rules.

11.3	In the event that:
(i)

the Selected Participant ceases to be an Eligible Person by reason of the termination of his/her/its employment or contractual engagement with any member of the Group for misconduct or without notice or with payment in lieu of notice;

(ii)	the Selected Participant has contravened the relevant laws and regulations of the People’s Republic of China (the “PRC”) and/or Hong Kong involving his/her/its integrity or honesty;

(iii)

the Selected Participant has been involved in acceptance or solicitation of bribery, corruption, theft, leakage of any trade or technical secrets, or conducted any related transactions or other unlawful acts or misconduct which, in the reasonable opinion of the Board (or the Scheme Administrator), prejudiced the interest of or caused significant negative impact to the Company;

(iv)

in the reasonable opinion of the Board (or the Scheme Administrator), the Selected Participant has failed to discharge, or failed to discharge properly, his/her/its duties and thereby resulting in serious and adverse consequences to the Company; or

(v)

in the reasonable opinion of the Board (or the Scheme Administrator), the Selected Participant has engaged in any serious misconduct or breach of the terms of the Scheme or any terms or conditions attached to the grant of the Award in any material respect, the Board (or the Scheme Administrator) may make a determination at its sole and absolute discretion that (1) any Awards issued to that Selected Participant but not yet exercised shall immediately lapse, regardless of whether such Awards have vested or not; and (2) with respect to any Class A Ordinary Shares and/or ADSs issued and/or transferred to that Selected Participant, the Selected Participant shall be required to transfer back to the Company or its nominee(s): (A) the equivalent number of Class A Ordinary Shares and/or ADSs, (B) an amount in cash equal to the market value of such Class A Ordinary Shares and/or ADSs, or (C) a combination of (A) and (B); and/or (3) with respect to any Award Shares held by the Trustee for the benefit of that Selected Participant, those Award Shares shall no longer be held on trust for nor inure to benefit of the Selected Participant.

If the Board (or the Scheme Administrator) exercises its discretion under this Rule, it will give the relevant Selected Participant a notice of such determination and the determination of the Board (or a committee pf the Board) made pursuant to this Rule shall be final, conclusive and binding on all parties.

11.4

The Board (or the Scheme Administrator) shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. Notwithstanding anything to the contrary contained herein, any Awards granted under the Scheme (including any amounts or benefits arising from such Awards) shall be subject to any clawback or recoupment arrangements or policies the Company has in place from time to time, and the Board (or the Scheme Administrator) may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to the Selected Participant or any Class A Ordinary Shares issued or transferred or cash received upon vesting, exercise or settlement of any such Awards or sale of Class A Ordinary Shares underlying such Awards.

12.	TRANSFERABILITY
12.1

Any Award granted hereunder shall be personal to the Selected Participant to whom it is made and shall not be assignable or transferable, except in circumstances where approval from the Board or the Scheme Administrator has been obtained and the transfer is in compliance with the Listing Rules (or a waiver has been granted by the Stock Exchange for such transfer) and provided that any such transferee agrees to be bound by the Scheme and the Scheme Rules as if the transferee were the Selected Participant.

12.2

Any actual or purported breach of Rule 12.1 shall result in lapse of any outstanding Awards or part thereof granted to such Selected Participant. For this purpose, a determination by the Board (or the Scheme Administrator) to the effect that the Selected Participant has or has not breached Rule 12.1 shall be final and conclusive.

13.	INTEREST IN THE TRUST / RETURNED SHARES
13.1	For the avoidance of doubt,
(i)

Awards do not carry any right to vote at general meetings of the Company, nor any right to dividends, transfer or other rights. The Selected Participants do not have any rights to any cash or non-cash income, dividends or distributions and/or sale proceeds of non-cash and non-scrip distributions from any Class A Ordinary Shares and/or ADSs underlying an unvested Award or an unexercised Option;

(ii)	a Selected Participant shall have no right to any dividend of the Returned Shares or any of the Returned Shares, all of which shall be retained by the Trustee for the benefit of the Scheme;
(iii)

a Selected Participant shall have no rights in the balance of the fractional shares arising out of consolidation of Class A Ordinary Shares and/or ADSs (if any) and such Class A Ordinary Shares and/or ADSs shall be deemed Returned Shares for the purposes of the Scheme; and

(iv)

in the event a Selected Participant ceases to be an Eligible Person on or prior to the relevant Vesting Date and any Awards and Related Income (if any) in respect of the relevant Vesting Date shall lapse or be forfeited pursuant to the terms of the Scheme and/or the Award Letter, such Awards and Related Income (if any) shall not vest on the relevant Vesting Date and the Selected Participant shall have no claims against the Company, any member of the Group or the Trustee, unless the Board or the Scheme Administrator determines otherwise at its discretion.

13.2

The Trustee shall hold Returned Shares to be applied towards future Awards in accordance with the provisions hereof for the purpose of the Scheme. When Class A Ordinary Shares and/or ADSs have been deemed to be Returned Shares under the Scheme Rules, the Trustee shall notify the Company accordingly.

14.	REORGANIZATION OF CAPITAL STRUCTURE
14.1

Where there is any alteration in the capital structure of the Company by way of a sub-division, consolidation or reduction of the share capital of the Company, change in the ratio of ADSs to the Class A Ordinary Shares, a capitalization issue or a rights issue (other than an alteration in the Company’s capital structure as a result of an issue of Class A Ordinary Shares and/or ADSs as consideration in a transaction to which the Company is a party), the Board (or the Scheme Administrator) shall make such corresponding adjustments (if any) as it may deem appropriate to reflect such changes with respect to:

(i)

the number of Class A Ordinary Shares and/or ADSs constituting the Scheme Limit and/or the Service Providers Limit, provided that in the event of any subdivision or consolidation of Class A Ordinary Share and/or ADSs, the Scheme Limit and the Service Providers Limit as a percentage of the total issued Class A Ordinary Shares and/or ADSs (excluding treasury shares) of the Company at the date immediately before the consolidation or subdivision shall be the same on the date immediately after such consolidation or subdivision;

(ii)	the number of Class A Ordinary Shares and/or ADSs underlying each Award (to the extent any Award has not yet been exercised); and/or
(iii)	the Exercise Price of any outstanding Options and/or the purchase price (if any) of the Award Shares subject to any outstanding Awards,

or any combination thereof, to satisfy the relevant requirements of the Listing Rules and are, fair and reasonable generally or as regards any particular Selected Participant, provided that (i) any such adjustments should give each Selected Participant the same proportion of the equity capital of the Company (rounded to the nearest whole Class A Ordinary Share or ADS) as that to which that Selected Participant was previously entitled prior to such adjustments; and (ii) no such adjustments shall be made which would result in a Class A Ordinary Share and/or ADSs being issued or transferred at less than its nominal value (if any).

14.2	Based on the above principles and conditions, the adjustment formula shall be as follows.
(i)	New Scheme Limit or Service Providers Limit =

Existing Scheme Limit or Service Providers Limit x F

(ii)	New number of Class A Ordinary Shares and/or ADSs underlying each Award =

Existing number of Class A Ordinary Shares and/or ADSs underlying each Award x F

(iii)	New Exercise Price =

Existing Exercise Price x 1/F

(iv)	In the case of sub-division, consolidation or reduction of the share capital of the Company:-

F = sub-division, consolidation or reduction factor.

(v)	In the case of a capitalization issue or a rights issue:- F = CUM / TEEP

CUM = Closing price of the ADSs on the NYSE on the last day of trading before going ex-entitlement

TEEP (theoretical ex entitlement price) = [CUM + (M x R)] / (1+M) M = Entitlement per existing Share

R = Subscription price

(vi)	In the case of a change in the ration of ADSs, the adjustment formula shall be as follows.

New Number of ADSs underlying a specific Award = Existing number of ADSs underlying a specific Award x β

New Exercise Price per each ADS underlying a specific Award = Existing Exercise Price per each ADS underlying a specific Award x 1/β

β = Ratio change factor of ADS to Class A Ordinary Share

14.3

All fractional shares (if any) arising out of any such alterations in respect of the Award Shares of a Selected Participant shall be deemed as Returned Shares and shall not be transferred to the relevant Selected Participant on the relevant Vesting Date.

15.SCHEME AND GRANT LIMITS

15.1

The maximum number of Class A Ordinary Shares and/or ADSs which may be issued pursuant to the Awards granted and to be granted under the Scheme, when aggregated with the number of Class A Ordinary Shares and/or ADSs which may be issued pursuant to other awards schemes of the Company, shall not exceed 57,459,259 (being 10% of the total number of Shares in issue as at the Adoption Date (excluding any treasury shares)) (the “Scheme Limit”). Furthermore, the total number of Class A Ordinary Shares and/or ADSs which may be issued pursuant to the Awards granted and to be granted to Service Providers under the Scheme shall not exceed 5,745,925 (being 1.0% of the total number of Shares in issue as at the Adoption Date (excluding any treasury shares)) (the “Service Providers Limit”). For the avoidance of doubt, the Service Providers Limit is within and is subject to the Scheme Limit and that any Class A Ordinary Shares which would have been issued pursuant to the Awards which have lapsed in accordance with the terms of the Scheme Rules will not be regarded as utilized for the purpose of calculating the Scheme Limit or the Service Providers Limit. The Scheme Limit and the Service Providers Limit may be subject to refreshment in accordance with Rule 15.2.

15.2	The Company may refresh the Scheme Limit and/or the Service Providers Limit:
(i)

from the later of three years after the Adoption Date or three years after the date of the previous refreshment of the Scheme Limit or the Service Providers Limit (as the case may be) by obtaining Shareholders’ approval; or

(ii)	within any of the aforementioned three-year period by obtaining Shareholders’ approval and subject to compliance with any additional requirements set out in the Listing Rules,

provided that the total number of Class A Ordinary Shares and/or ADSs which may be issued upon exercise of all Awards to be granted under the Scheme and other awards schemes of the Company under the Scheme Limit as refreshed must not exceed 10% of the total number of Shares in issue (excluding any treasury shares) as at the date of such Shareholders’ approval, and subject further to compliance with other requirements prescribed under the Listing Rules from time to time.

15.3

The Company may seek separate approval by its Shareholders in general meeting for granting Awards beyond the Scheme Limit, provided that the Awards in excess of the Scheme Limit are granted only to Eligible Persons specifically identified by the Company before such approval is sought and subject to compliance with other relevant requirements prescribed under the Listing Rules. In respect of any Options to be granted in such circumstances, the date of the meeting of the Board proposing such grant should be taken as the Grant Date for purpose of calculating the Exercise Price of such Options.

15.4

The total number of Class A Ordinary Shares and/or ADSs issued and to be issued upon the vesting or exercise of Awards granted and to be granted under the Scheme and other awards schemes of the Company to each Selected Participant (excluding Awards lapsed in accordance with the Scheme) in any 12-month period up to (and including) the date of the latest grant shall not exceed 5,745,925 (being 1% of the total number of Shares in issue as at the Adoption Date (excluding any treasury shares)) (the “Individual Limit”). Any further grant of Awards to a Selected Participant which would exceed the Individual Limit shall be subject to separate approval of the Shareholders in general meeting in accordance with the Listing Rules. In respect of any Options to be granted in such circumstances, the date of the meeting of the Board (or the Scheme Administrator) proposing any such further grant shall be taken as the Grant Date for the purpose of calculating the Exercise Price of such Options.

15.5

Any grant of Awards to any director, chief executive or substantial shareholder of the Company or any of their respective associates shall be subject to the prior approval of the independent non-executive directors of the Company (excluding any independent non-executive director who is a proposed recipient of the grant of Awards). Furthermore, where:

(i)

where any grant of Awards (but excluding grant of Options) to any director (other than an independent non-executive director) or chief executive of the Company would result in the Class A Ordinary Shares and/or ADSs issued and to be issued in respect of all Awards granted (excluding Awards lapsed in accordance with the terms of the Scheme) to such person in the 12-month period up to and including the date of such grant representing in aggregate over 0.1% of the total number of Shares in issue (excluding any treasury shares); or

(ii)

where any grant of Awards to an independent non-executive director or substantial shareholder of the Company or any of their respective associates would result in the number of Class A Ordinary Shares and/or ADSs issued and to be issued in respect of all Awards granted (excluding Awards lapsed in accordance with the terms of the Scheme) to such person in the 12-month period up to and including the date of such grant representing in aggregate over 0.1% of the total number of Shares in issue (excluding any treasury shares), such further grant of Awards must be approved by the Shareholders in general meeting in the manner required and subject to the requirements set out in the Listing Rules.

16.SELECTED PARTICIPANT CEASING TO BE AN ELIGIBLE PERSON

16.1	Subject to other terms and limitations set out in the Award Letter, if a Selected Participant ceases to be an Eligible Person by reason of his/her death:
(i)

any vested Option as of the date of the Selected Participant’s death may be exercised before the earlier of (a) the expiration date of the Option Period; and (b) the last day of the period immediately following the Selected Participant’s death, as the Board (or the Scheme Administrator) may determine, by the personal representatives (or the persons charged with the duty of representing the Selected Participant under applicable laws) of the Selected Participant. If the vested Option is not exercised within the time aforementioned, the Option shall automatically lapse;

(ii)

in the case of Awards other than Options, the Company may issue and/or transfer the vested Award Shares as of the date of the Selected Participant’s death to the Selected Participant’s legal personal representatives (or the persons charged with the duty of representing the Selected Participant under applicable laws) as soon as practicable following the death of the Selected Participant or, if the vested Award Shares would otherwise become bona vacantia, the vested Award Shares shall be forfeited and shall lapse; and

(iii)

any outstanding Awards not yet vested shall immediately be forfeited for no consideration and shall lapse, unless the Board (or the Scheme Administrator) determines otherwise at its sole and absolute discretion, and references in the Scheme Rules to “Selected Participant” shall be construed as references to a Selected Participant’s personal representative or estate where the context requires and to the extent necessary to give effect to this Rule 16.

16.2	Subject to other terms and limitations set out in the Award Letter, if a Selected Participant ceases to be an Eligible Person for reasons other than those set out in Rules 13.1(i) and 16.1

(including but not limited to the termination of employment or contractual engagement with any member of the Group without misconduct or other cause):

(i)

subject to the provisions in Rule 11.3, a Selected Participant may exercise any vested Options as of the date that he/she ceases to be an Eligible Person before the earliest of (i) the expiration date of the Option Period; and (ii) the last day of the period following the termination of the Selected Participant’s status as an Eligible Person as the Board (or the Scheme Administrator) may determine;. If the vested Option is not exercised within the time aforementioned, the Option shall be forfeited and shall lapse; and

(ii)

any outstanding Awards not yet vested shall immediately be forfeited for no consideration and shall lapse, unless the Board (or the Scheme Administrator) determines otherwise at its sole and absolute discretion.

17.INTERPRETATION / DISPUTES

17.1

Any decision to be made under the Scheme, including matters of interpretation with respect to the Scheme Rules, shall be made by the Board or the Scheme Administrator. The decision by the Board or the Scheme Administrator shall be final and binding on all parties.

17.2

Disputes arising in connection with the Scheme shall be referred to the decision of the Board or the Scheme Administrator in the first instance, which decision shall be final and binding. Should the Board or the Scheme Administrator decide, any dispute referred to it may be subsequently referred to the decision of the independent professional parties appointed by the Board or the Scheme Administrator, who shall then act as experts and not as arbitrators and whose decision shall, in the absence of manifest error, be final and binding on all parties. In such cases, the costs of such independent professional parties shall be shared equally between the Company and the relevant Selected Participants.

18.ALTERATION OF THE SCHEME

18.1

Subject to the Scheme Limit and this Rule 18, the Board (or the Scheme Administrator) may amend any of the provisions of the Scheme or any Awards granted under the Scheme at any time and in any respect, provided that the terms of the Scheme or Awards so amended must still comply with the requirements of Chapter 17 of the Listing Rules (as applicable). Approval of the Shareholders in general meeting is required for any amendment to the terms of the Scheme which are of a material nature or to any provisions of the Scheme which relate to the matters set out in Rule 17.03 of the Listing Rules to the extent that such amendment operates to the advantage of Selected Participants.

18.2

Any change to the terms of any Award the grant of which was subject to the approval of a particular authority (such as the Board or any committee thereof, the independent non-executive directors or the Shareholders in general meeting, as the case may be) shall be subject to approval by that same authority, provided that this requirement does not apply where the relevant alteration takes effect automatically under the terms of the Scheme. Without limiting the foregoing, any change in the terms of the Awards granted to any Selected Participant who is a director, chief executive or substantial shareholder of the Company, or any of their respective associates, must be approved by the Shareholders in general meeting in the manner required by the Listing Rules if the initial grant of the Awards requires such approval (except where the changes take effect automatically under the terms of the Scheme).

18.3

No amendment shall be made to any Awards to the extent that such amendment has a material adverse effect on the subsisting rights of a Selected Participant at that date in respect of the Awards already granted to that Selected Participant and to the extent that such Awards have not vested or lapsed or been forfeited, without the consent of such Selected Participant, provided that no such consent shall be required if the Board (or the Scheme Administrator) determines in its sole and absolute discretion that such amendment or alteration either:

(i)

is necessary or advisable in order for the Company, the Scheme or the Award to satisfy any applicable laws, rules or regulations (including the Listing Rules) or to meet the requirements of, or avoid any adverse consequences under, any accounting standards; or

(ii)	is not reasonably likely to diminish materially the benefits provided under such Award, or that any such diminishment has been adequately compensated.
18.4	Any change to the authority of the Board or the Scheme Administrator to alter the terms of the Scheme must be approved by Shareholders in general meeting.

19.TERMINATION

19.1	The Scheme shall terminate on the earlier of:
(i)	the end of the Award Period, except otherwise as may be required in accordance with the provisions of the Scheme; and
(ii)	such date of early termination as determined by the Board,

following which no further Awards will be offered or granted under the Scheme, provided that notwithstanding such termination, the Scheme and the Scheme Rules shall continue to be valid and effective to the extent necessary to give effect to the vesting and exercise of any Awards granted and remaining unvested, unexercised and unexpired prior to the termination of the Scheme, and that such termination shall not affect the subsisting rights already granted to a Selected Participant.

20.MISCELLANEOUS

20.1

The Scheme shall not form part of any contract of employment or other contract between the Company (or any Subsidiary) and any Eligible Person or Selected Participant, and the rights and obligations of any Eligible Person or Selected Participant under the terms of his/her/its office or employment or engagement shall not be affected by his/her/its participation in the Scheme or any right which he/she/it may have to participate in it and the Scheme shall afford such Eligible Person or Selected Participant no additional rights to compensation or damages in consequence of the termination of such office or employment or engagement for any reason.

20.2

The Company shall not be responsible to (i) any Eligible Person or Selected Participant for any failure by the Company or any person involved in the management or administration of the Scheme; or (ii) any person (including any Eligible Person and Selected Participant) to obtain any consent or approval required for such person to participate in the Scheme; or (iii) any Eligible Person or Selected Participant for any Taxes, expenses, fees or any other liability to which such Eligible Person or Selected Participant may become subject as a result of participation in the Scheme.

20.3	The Company shall bear the costs of establishing and administering the Scheme.
20.4

Any notice or other communication between the Company and any Eligible Person or Selected Participant may be given by sending the same by prepaid post or by personal delivery to, in the case of the Company, its registered office in Hong Kong or such other address as notified to the Eligible Person or Selected Participant from time to time and in the case of an Eligible Person or Selected Participant, his/her/its address as notified to the Company from time to time or by hand delivery. In addition, any notice or other communication from the Company to any

Eligible Person or Selected Participant may be given by any electronic means or through the Trustee, as the Board or the Scheme Administrator considers appropriate.

20.5

Any notice or other communication served by post shall be deemed to have been served 24 hours after the same was put in the post. Any notice or other communication served by electronic means shall be deemed to have been received on the day following that on which it was sent. Any notice or other communication served by personal delivery shall be deemed to have been received when delivered. Any notice or other communication if sent by the Selected Participant shall be irrevocable and shall not be effective until actually received by the Company.

20.6

Each Selected Participant shall be responsible for obtaining any governmental or other official consent or approval that may be required by any jurisdiction in order to permit the grant, holding or exercise of any Award. By accepting a grant of an Award or exercising an Award, the Selected Participant thereof is deemed to have represented to the Company that the Selected Participant has obtained all such consents and approvals. Compliance with this Rule shall be a condition precedent to an acceptance of an Award by a Selected Participant and an exercise by a Selected Participant of their Awards.

20.7

No member of the Group shall be responsible for any failure by any Eligible Person to obtain any consent or approval required for such Eligible Person to participate in the Scheme as a Selected Participant or for any Taxes, expenses, fees or any other liability to which an Eligible Person may become subject as a result of participation in the Scheme. Each Selected Participant by their acceptance of any Award thereby agrees to indemnify each member of the Group fully against all claims, demands, liabilities, actions, proceedings, fees, costs and expenses which they may suffer or incur (whether alone or jointly with other party or parties) for or in respect of any failure on the part of the Selected Participant to obtain any necessary consent or approval or to pay tax or other liabilities referred therein.

20.8

Each and every provision hereof shall be treated as a separate provision and shall be severally enforceable as such in the event of any provision or provisions being or becoming unenforceable in whole or in part. To the extent that any provision or provisions are unenforceable they shall be deemed to be deleted from these Scheme Rules, and any such deletion shall not affect the enforceability of the Scheme Rules as remain not so deleted.

20.9

Save as specifically provided herein, the Scheme shall not confer on any person any legal or equitable rights against any member of the Group directly or indirectly or give rise to any cause of action at law or in equity against any member of the Group. No person shall, under any circumstances, hold the Board, the Scheme Administrator and/or the Company or any other member of the Group or any Trustee or designated third party liable for any costs, losses, expenses and/or damages whatsoever arising from or in connection with the Scheme or the administration thereof.

20.10

In the event that an Award lapses or is cancelled or forfeited in accordance with the Scheme Rules, no Selected Participants shall be entitled to any compensation for any loss or any right or benefit or prospective right or benefit under the Scheme which he / she or it might otherwise have enjoyed.

20.11

The Scheme shall operate subject to the Articles and to any restrictions under any applicable laws, rules and regulations (including the Listing Rules). To the extent any rules herein are inconsistent with the Listing Rules, the provisions of the Listing Rules shall prevail.

20.12

By participating in the Scheme, the Selected Participant consents to the holding, processing, storage and use of personal data or information concerning him or her by any member of the Group, the Trustee or other third party service provider, in Hong Kong or elsewhere, for the purpose of the administration, management or operation of the Scheme. Such consent permits, but is not limited to, the following:

(a)	the administration and maintenance of records of the Selected Participant;
(b)	the provision of data or information to without limitation members of the Group any Trustee, registrars, brokers or third party administrators or managers of the Scheme, in Hong Kong or elsewhere;
(c)

the provision of data or information to future purchasers or merger partners of the Company or any other member of the Group, the Selected Participant’s employing company, or the business in which the Selected Participant works;

(d)

the transfer of data or information about the Selected Participant to a country or territory outside China, Hong Kong or the Selected Participant’s home country or region of residence which may not provide the same statutory protection for the information as the Selected Participant’s home country or region or residence; and

(e)

in the case where an announcement is required to be made pursuant to the Listing Rules for the purposes of granting an Award, the disclosure of the identity of such Selected Participant, the number of Award Shares and the terms of the Award granted and/or to be granted and all other information as required under the Listing Rules from time to time.

The Selected Participant is entitled, on payment of a reasonable fee, to a copy of the personal data held about him or her, and if such personal data is inaccurate, the Selected Participant has the right to have it corrected.

21.GOVERNING LAW

21.1	The Scheme shall be governed by and construed in accordance with the laws of Hong Kong.